Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-231089) of Hercules Capital, Inc. of our report dated February 20, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Hercules Capital Inc., which appears in Hercules Capital, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and is incorporated by reference in this Current Report on Form 8-K, and our report dated March 2, 2020 relating to the senior securities table of Hercules Capital, Inc., which appears in this Current Report on Form 8-K. We also consent to the references to us under the heading “Senior Securities” in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 2, 2020